                        [First Capital, Inc. Letterhead]




                             REPORT TO SHAREHOLDERS


First Capital, Inc.


Dear Shareholders:

Our Salem office is under construction and plans are to be ready to open prior to year end. We have an excellent staff selected for this office and anticipate excellent growth in the market.

Net income for the second quarter is down due to slower than expected income growth in mortgage loan sales and continued pressure on our margin. All indications are that the flat yield curve environment will be with us for the near term. Our mortgage loans sales should exceed last year, but are still under what we expected.

We still rank as one of the top performing thrift companies in the state of Indiana. This management team is committed to operating the company in a safe and sound manner, which means making decisions for the long term. Loan demand has remained soft and we have no plans to deviate from our lending policy in order to take additional risk and grow loans. We continue to aggressively compete for customers that make sense for our bank and risk profile.

The company has been authorized to repurchase shares from shareholders. We still have 56,518 shares left to repurchase. If you would like to sell your shares back to the company, please contact us at 812-738-2198.

I would encourage you to consider enrolling in the dividend reinvestment program. You can print a copy of the plan and enrollment form by going to http://www.rtco.com/inv/drp.asp. Type in First Capital and select your company from the list.

Sincerely;

/s/ William Harrod

William Harrod
President and CEO

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                              SECOND QUARTER REPORT


                         SIX MONTHS ENDED JUNE 30, 2007



                              SECOND QUARTER REPORT


First Capital, Inc.


CORPORATE ADDRESS
First Capital, Inc.
220 Federal Drive, NW
Corydon, Indiana 47112

COMMON SHARES
The common shares of the Company are listed on The Nasdaq Stock Market(R). The trading symbol is FCAP. In newspaper listings, Company shares are frequently listed as First Capital, Inc.

TRANSFER AGENT
Investor Relations Department
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-9982
Tel: (800) 368-5948
www.rtco.com

MARKET MAKERS
Sweeney Cartwright
Keefe, Bruyette & Woods, Inc.
UBS Financial Services


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

BALANCE SHEET HIGHLIGHTS                                                         As of June 30,              Percent
(Dollars in thousands, except per share information)                        2007              2006           Change
--------------------------------------------------------------------------------------------------------------------------
Total loans (excluding loans held for sale)                              $334,408          $337,525          -0.92%
Allowance for loan losses                                                   2,333             2,289           1.92%
Allowance for loan losses as a percentage
  of total loans (excluding loans held for sale)                             0.70%             0.68%          2.87%
Total assets                                                             $445,346          $447,949          -0.58%
Total deposits                                                            322,852           322,250           0.19%
Other borrowings                                                           75,056            80,395          -6.64%
Shareholders' equity                                                       44,250            42,523           4.06%
Book value per share                                                        15.64             14.94           4.66%
Non-performing Assets:
  Nonaccrual loans                                                          3,881             1,893          105.02%
  Foreclosed real estate                                                      429               677          -36.63%

                                                                                                               Six
                                                    Three Months                  Six Months                 Months
INCOME STATEMENT SUMMARY                           Ended June 30,               Ended June 30,               Percent
(Dollars in thousands)                          2007          2006             2007         2006             Change
--------------------------------------------------------------------------------------------------------------------------
Net interest income                           $3,349        $3,471            $6,668       $6,899            -3.35%
Provision for loan losses                         35           200               260          370           -29.73%
Noninterest income                               882           808             1,685        1,535             9.77%
Noninterest expense                            2,907         2,676             5,698        5,249             8.55%
Earnings before taxes                          1,289         1,403             2,395        2,815           -14.92%
Provision for income taxes                       420           467               777          945           -17.78%
Net income                                       869           936             1,618        1,870           -13.48%

                                                                                                               Six
                                                    Three Months                  Six Months                 Months
OTHER FINANCIAL DATA                               Ended June 30,               Ended June 30,               Percent
                                                2007         2006              2007         2006             Change
--------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                     $0.31        $0.33             $0.57        $0.66             -13.64%
Cash dividends per share                        0.17         0.17              0.34         0.34               0.00%
Return on average assets (annualized)           0.78%        0.85%             0.72%        0.85%            -15.29%
Return on average equity (annualized)           7.79%        8.80%             7.28%        8.82%            -17.46%
Net interest margin                             3.32%        3.46%             3.28%        3.45%             -4.93%
Net overhead expense as a percentage
  of average assets (annualized)                2.62%        2.42%             2.55%        2.39%              6.69%